Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 31, 2004, with respect to the combined statement of revenue and certain expenses of The Rubenstein Portfolio for the year ended December 31, 2003 incorporated by reference in the Registration Statement (Form S-3) of Brandywine Realty Trust and Brandywine Operating Partnership, L.P. for the registration of securities (as defined) with a total offering price of up to $750,000,000 and debt securities with a total offering price of up to $750,000,000.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 5, 2005